[Draft -- 2/7/13]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2013

Cousins Properties Incorporated
(Exact name of registrant as specified in its charter)

Georgia
(State or other jurisdiction of incorporation)

001-11312
(Commission File Number)

58-0869052
(IRS Employer Identification Number)

191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 407-1000

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.    Completion of Acquisition or Disposition of Assets.
On February 6, 2013, Cousins Properties Incorporated (the “Company”) and its affiliates closed the following transactions:

•
Acquired the remaining 80% membership interest in MSREF/Cousins Terminus 200 LLC, the Company’s affiliate entity which owns Terminus 200, a 566,000 square foot office building in the Buckhead district of Atlanta, Georgia, in a transaction that valued the property at $164.0 million, or $290 per square foot. After deducting credits for outstanding leasing costs (including free rent), the outstanding mortgage loan and the promote proceeds due to the Company’s member in this entity, the net purchase price for this membership interest was approximately $53 million, or $267 per square foot. MSREF VII Global U.S. Holdings (FRC), L.L.C., a fund managed by Morgan Stanley Real Estate Investing, was the seller of the membership interest. This transaction was funded through cash.

•
Repaid the existing mortgage loan on Terminus 200, which had an outstanding principal amount of approximately $75 million and a maturity date of December 31, 2013. After including the repayment of that mortgage loan, the net cash investment by the Company in Terminus 200 was approximately $128 million.

•
Formed Terminus Office Holdings LLC (“TOH”), a venture with Terminus Acquisition Company LLC, which is comprised of institutional investors advised by J.P. Morgan Asset Management (“JPM”), in which the Company’s affiliate and JPM each have a 50% membership interest.

•
Sold to Terminus Venture T100 LLC, a wholly-owned subsidiary of TOH, 100% of the interest in Terminus 100, a 655,000 square foot office building in the Buckhead district of Atlanta, Georgia, in a transaction that valued the property at $209.2 million, or $320 per square foot ($327 per square foot for the office component and $256 per square foot for the retail component). As part of this transaction, after deducting credits for outstanding leasing costs and the existing mortgage loan of approximately $136 million, the JPM affiliate paid to the Company’s affiliate net cash proceeds of approximately $37 million.

On February 7, 2013, the Company and its affiliates closed the following transactions:

•
Acquired Post Oak Central, a 1.3 million square foot office building in the Galleria district of Houston, Texas, for $232.6 million, or $182 per square foot. Crescent POC Investors, L.P, an affiliate of JPM, was the seller of Post Oak Central. After deducting credits for outstanding leasing costs, the Company’s net cash investment in this project was approximately $231 million.

•
Sold to Terminus Venture T200 LLC, a wholly-owned subsidiary of TOH, 100% of the interest in Terminus 200. For this component of the transaction, the property was valued at $164.0 million, or $290 per square foot. As part of this transaction, after deducting credits for outstanding obligations and closing costs, the JPM affiliate paid to the Company’s affiliate net proceeds of approximately $75 million.

•	Terminus Venture T200 LLC is pursuing a replacement mortgage of approximately $82 million, which is anticipated to be funded before the end of the First Quarter of 2013.

As a result of the transactions described above, as of February 7, 2013, the Company and its affiliates now own 50% of Terminus 100, 50% of Terminus 200 and 100% of Post Oak Central.
The aggregate investment by the Company in these transactions is $247 million (the net cash investment in Terminus 200, less the net proceeds from the Terminus 100 sale, plus the net cash investment in Post Oak Central, less the net proceeds from the Terminus 200 sale). After providing credit to the Company’s affiliate for 50% of the proceeds from the anticipated new mortgage loan for Terminus 200, the net investment from the Company in these transactions will be $206 million.
In addition to the transactions described in this Current Report on Form 8-K, an affiliate of JPM is syndication agent and an L/C issuer under the Company’s $350 million senior unsecured revolving line of credit. The purchase prices in the transactions were determined by arm’s-length negotiation.
Item 7.01.    Regulation FD Disclosure.

On February 7, 2013, the Company released an Information Package containing a press release and information about the transactions described in this Current Report on Form 8-K. A copy of this Information Package is attached as Exhibit 99.1 to this Current Report on Form 8-K. The information contained in the Information Package shall not be deemed “filed” with the Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.
Item 9.01.     Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired
The Company will file the financial statements related to the Post Oak Central acquisition required by Item 9.01(a) by amendment not later than 71 calendar days after the date that this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Information
The Company will file the pro forma financial information related to the Post Oak Central acquisition required by Item 9.01(b) by amendment not later than 71 calendar days after the date that this Current Report on Form 8-K must be filed.

(d)	Exhibits.

Exhibit No.    Description

99.1         Information package, dated February 7, 2013.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2013

COUSINS PROPERTIES INCORPORATED

By:__/s/ Pamela F. Roper_______________
Pamela F. Roper
Senior Vice President, General Counsel and Corporate Secretary